EXHIBIT 5.1


                 [Letterhead of Stubbs Alderton & Markiles, LLP]

                                November 12, 2004



SeaLife Corporation
5601 W. Slauson Avenue, Suite 283
Culver City, California 90230


Ladies/Gentlemen:

         At your request, we have examined the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by SeaLife Corporation, a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), an additional 1,216,119 shares of common stock of the Company (the "Shares"), issuable pursuant to certain employment, consulting and/or legal services agreements and the Company's 2004 Stock Award Plan, each as identified in the Registration Statement (the "Agreements").

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Agreements, and upon receipt by the Company of the consideration identified therein, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus and/or Reoffer Prospectus constituting a part thereof.


                                            Respectfully submitted,

                                            /s/ Stubbs Alderton & Markiles, LLP
                                            -----------------------------------
                                            STUBBS ALDERTON & MARKILES, LLP